Exhibit 99.2
Alaska Communications Systems Announces Pricing of Private Offering of $120
Million of 6.25% Convertible Notes
ANCHORAGE, Alaska, May 5, 2011 (BUSINESS WIRE) —
Alaska Communications Systems Group, Inc. (Nasdaq: ALSK) (“ACS”) announced today the pricing of its private offering of $120 million aggregate principal amount of its 6.25% Convertible Notes due 2018, which was upsized from the previously announced $100 million aggregate principal amount offering, to be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The offering is expected to close on May 10, 2011, subject to customary closing conditions.
The notes will be ACS’s unsecured obligations, subordinated in right of payment to ACS’s obligations under its senior credit facility as well as certain hedging agreements within the meaning of ACS’s senior credit facility. The notes will also rank equally in right of payment with all of ACS’s other existing and future senior indebtedness, and will be senior in right of payment to all of ACS’s future subordinated obligations.
The notes will be fully and unconditionally guaranteed, on a joint and several unsecured basis, by all of ACS’s existing, majority-owned subsidiaries, other than its license subsidiaries, and certain of ACS’s future domestic subsidiaries. The note guarantees will be subordinated in right of payment to the note guarantor’s obligations under ACS’s senior credit facility as well as certain hedging agreements within the meaning of ACS’s senior credit facility.
The notes will pay interest semi-annually on May 1 and November 1 at a rate of 6.25% per year, commencing on November 1, 2011, and will mature on May 1, 2018. Holders of the notes will have the right to require ACS to repurchase its notes for cash, in whole or in part, in the event of a fundamental change at 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest.
Prior to February 1, 2018, the notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the stated maturity date. The notes will be convertible at an initial conversion rate of 97.2668 shares of ACS common stock per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $10.28 per share of ACS common stock, which represents a 15% conversion premium to the last sale price of $8.94 per share of ACS common stock on the NASDAQ on May 4, 2011. In addition, following certain corporate transactions that occur prior to the maturity date, ACS will, in certain circumstances, increase the conversion rate for a holder that elects to convert its notes in connection with such a corporate transaction. Upon conversion, the conversion obligation will be settled, at ACS’s election, in cash, shares of ACS common stock or a combination thereof.
ACS estimates that the proceeds from the offering, after deducting fees and estimated offering expenses, will be approximately $115.1 million. ACS intends to use the net proceeds from the offering for its general corporate purposes, including repaying certain of its indebtedness and funding its capital expenditures, all in accordance with its senior credit facility.
The notes, the note guarantees and the shares of ACS common stock issuable upon conversion, if any, have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable securities laws of any relevant jurisdiction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Alaska Communications Systems Group, Inc.
Headquartered in Anchorage, ACS, through its subsidiaries, provides wireline, wireless and other telecommunications and technology services to consumer, business and enterprise customers in the State of Alaska and beyond using its statewide and interstate network.
Forward-Looking Statements
This press release contains forward-looking statements, including those relating to: the notes offering; use of the net proceeds of the offering. Forward-looking statements provide current expectations or forecasts of future events and are indicated by such words as “believes,” “expects,” “intends” and similar words and are not guarantees of future performance, nor should they be relied upon as representing ACS’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, ACS’s ability to effectively execute its business and capital plans; changes in general economic and market conditions, including the stock market; changes in interest rates, including interest rate resets; and changes in the competitive environment, including the possible entry of Verizon Wireless, either by itself or by partnering with a local provider, into the Alaskan wireless market. Additional risks and uncertainties and other information concerning factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements are available in ACS’s annual report on Form 10-K for the year ended December 31, 2010, ACS’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011 and subsequent filings with the Securities and Exchange Commission. ACS specifically disclaims any obligation to update these statements.
CONTACT:
ACS Corporate Communications
Heather Cavanaugh, 907-564-7722
Director, Corporate Communications
heather.cavanaugh@acsalaska.com
or
Michael Allen, 907-564-7556
Vice President, Investor Relations and Financial Planning & Analysis
investors@acsalaska.com
SOURCE: Alaska Communications Systems Group, Inc.